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                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G


                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                             (AMENDMENT NO. 1)*


                               Cardima, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                       Common Stock, $.001 par value
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                14147M106
--------------------------------------------------------------------------------
                              (CUSIP Number)

                               July 13, 1998
--------------------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     / / Rule 13d-1(b)

     / / Rule 13d-1(c)

     /X/ Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 9 pages

ITEM 1(a).        NAME OF ISSUER: Cardima, Inc.


ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  47266 Benica Street, Fremont, California 94538.


ITEM 2(a). NAMES OF PERSONS FILING: Catalyst Ventures, Limited Partnership ("Catalyst"); New Enterprise Associates V, Limited Partnership ("NEA V"), New Enterprise Associates
                  IV, Limited Partnership ("NEA IV"); NEA Partners IV, Limited Partnership ("NEA Partners IV"), which is the sole general partner of NEA IV; NEA Partners V, Limited Partnership ("NEA Partners V"), which is the sole general partner of NEA V; NEA ONSET Partners, Limited Partnership ("ONSET Partners"); and Nancy L. Dorman ("Dorman"), C. Richard Kramlich ("Kramlich"), Arthur J. Marks ("Marks"), Thomas C. McConnell ("McConnell"), and Charles W. Newhall III ("Newhall") (the "General Partners"). The General Partners are individual general partners of NEA Partners IV, NEA Partners V and ONSET Partners. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                  RESIDENCE: The address of the principal business office of Catalyst, NEA IV, NEA Partners IV,NEA V,NEA Partners V, ONSET Partners, Dorman, Marks, and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Kramlich and McConnell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025.

ITEM 4.           OWNERSHIP

                  Not Applicable.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Each Reporting Person has ceased to own beneficially more than 5% of the outstanding Common Stock of Cardima, Inc.


ALL OTHER ITEMS REPORTED ON THE SCHEDULE 13G DATED AS OF FEBRUARY 10, 1998 AND FILED ON BEHALF OF THE REPORTING PERSONS WITH RESPECT TO THE COMMON STOCK OF CARDIMA, INC. REMAIN UNCHANGED.

                               Page 2 of 9 pages

                                 SIGNATURE

    After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Date:  February 10, 1999


CATALYST VENTURES, LIMITED PARTNERSHIP


By:              *
   ------------------------------------
   John M. Nehra
   General Partner


NEW ENTERPRISE ASSOCIATES IV, LIMITED PARTNERSHIP


By: NEA Partners IV, Limited Partnership


    By:              *
       ---------------------------------
       Charles W. Newhall III
       General Partner


NEA PARTNERS IV, LIMITED PARTNERSHIP


By:                   *
   -------------------------------------
   Charles W. Newhall III
   General Partner


NEW ENTERPRISE ASSOCIATES V, LIMITED PARTNERSHIP


By: NEA Partners V, Limited Partnership


    By:              *
       ---------------------------------
       Charles W. Newhall III
       General Partner


NEA PARTNERS V, Limited Partnership


By:                   *
   -------------------------------------
   Charles W. Newhall III
   General Partner

                                   Page 3 of 9 pages

NEA ONSET PARTNERS, LIMITED PARTNERSHIP

By:                   *
    ------------------------------------
    Charles W. Newhall III
    General Partner


                  *
----------------------------------------
C. Richard Kramlich


                  *
----------------------------------------
Arthur J. Marks


                  *
----------------------------------------
Thomas C. McConnell


                  *
----------------------------------------
Charles W. Newhall III



                                         * /s/ Nancy L. Dorman
                                          -----------------------------------
                                          Nancy L. Dorman
                                          on her own behalf and as
                                          Attorney-in-Fact

-----------------------------------------------------------------------------

*This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of
 Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems, Inc., which Power of Attorney is incorporated herein by reference and a copy of which is attached hereto as Exhibit 2.


                                 Page 4 of 9 pages

                                   AGREEMENT

    Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Cardima, Inc.

     EXECUTED this 10th day of February, 1999.


CATALYST VENTURES, LIMITED PARTNERSHIP

By:                  *
   -------------------------------------
   John M. Nehra
   General Partner


NEW ENTERPRISE ASSOCIATES IV, LIMITED PARTNERSHIP


By: NEA PARTNERS IV, Limited Partnership


    By:              *
       ---------------------------------
       Charles W. Newhall III
       General Partner



NEA PARTNERS IV, LIMITED PARTNERSHIP

By:                  *
    ------------------------------------
    Charles W. Newhall III
    General Partner


NEW ENTERPRISE ASSOCIATES V, LIMITED PARTNERSHIP


By: NEA PARTNERS V, Limited Partnership


    By:              *
       ---------------------------------
       Charles W. Newhall III
       General Partner



NEA PARTNERS V, Limited Partnership

By:                  *
    ------------------------------------
    Charles W. Newhall III
    General Partner

                                 Page 5 of 9 pages

NEA ONSET PARTNERS, LIMITED PARTNERSHIP


By:                  *
    ------------------------------------
    Charles W. Newhall III
    General Partner


                     *
----------------------------------------
C. Richard Kramlich


                     *
----------------------------------------
Arthur J. Marks


                     *
----------------------------------------
Thomas C. McConnell


                     *
----------------------------------------
Charles W. Newhall III



                                         *  /s/ Nancy L. Dorman
                                          -----------------------------------
                                          Nancy L. Dorman
                                          on her own behalf and as
                                          Attorney-in-Fact

-----------------------------------------------------------------------------

*This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of
 Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems, Inc., which Power of Attorney is incorporated herein by reference and a copy of which is attached hereto as Exhibit 2.


                                 Page 6 of 9 pages

                                                                     Exhibit 2
                                  POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 23rd day of April, 1991.


                                          /s/ Raymond L. Bank
                                          -----------------------------------
                                          Raymond L. Bank


                                          /s/ Thomas R. Baruch
                                          -----------------------------------
                                          Thomas R. Baruch


                                          /s/ Cornelius C. Bond, Jr.
                                          -----------------------------------
                                          Cornelius C. Bond, Jr.


                                          /s/ Frank A. Bonsal, Jr.
                                          -----------------------------------
                                          Frank A. Bonsal, Jr.


                                          /s/ James A. Cole
                                          -----------------------------------
                                          James A. Cole



                                   Page 7 of 9 pages

                                          /s/ Nancy L. Dorman
                                          -----------------------------------
                                          Nancy L. Dorman


                                          /s/ Neal M. Douglas
                                          -----------------------------------
                                          Neal M. Douglas


                                          /s/ John W. Glynn, Jr.
                                          -----------------------------------
                                          John W. Glynn, Jr.


                                          /s/ Curran W. Harvey
                                          -----------------------------------
                                          Curran W. Harvey


                                          /s/ Ronald Kase
                                          -----------------------------------
                                          Ronald Kase


                                          /s/ C. Richard Kramlich
                                          -----------------------------------
                                          C. Richard Kramlich


                                          /s/ Robert F. Kuhling
                                          -----------------------------------
                                          Robert F. Kuhling


                                          /s/ Arthur J. Marks
                                          -----------------------------------
                                          Arthur J. Marks


                                          /s/ Thomas C. McConnell
                                          -----------------------------------
                                          Thomas C. McConnell


                                          /s/ Donald L. Murfin
                                          -----------------------------------
                                          Donald L. Murfin


                                          /s/ H. Leland Murphy
                                          -----------------------------------
                                          H. Leland Murphy


                                   Page 8 of 9 pages

                                          /s/ John M. Nehra
                                          -----------------------------------
                                          John M. Nehra


                                          /s/ Charles W. Newhall III
                                          -----------------------------------
                                          Charles W. Newhall III


                                          /s/ Terry L. Opdendyk
                                          -----------------------------------
                                          Terry L. Opdendyk


                                          /s/ Barbara J. Perrier
                                          -----------------------------------
                                          Barbara J. Perrier


                                          /s/ C. Vincent Prothro
                                          -----------------------------------
                                          C. Vincent Prothro


                                          /s/ C. Woodrow Rea, Jr.
                                          -----------------------------------
                                          C. Woodrow Rea, Jr.


                                          /s/ Howard D. Wolfe, Jr.
                                          -----------------------------------
                                          Howard D. Wolfe, Jr.


                                          /s/ Nora M. Zietz
                                          -----------------------------------
                                          Nora M. Zietz


                                 Page 9 of 9 pages